As filed with the Securities and Exchange Commission on October 26, 2012

Registration No. 333-143062	Registration No. 333-124097
Registration No. 333-40556	Registration No. 333-91431
Registration No. 333-49393	Registration No. 033-77478
Registration No. 033-77476	Registration No. 033-39870
Registration No. 033-04483	Registration No. 002-78140
Registration No. 002-78139

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-143062

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-124097

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-40556

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-91431

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-49393

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 033-77478

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-77476

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-39870

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-04483

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 002-78140

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 002-78139

UNDER

THE SECURITIES ACT OF 1933

J. ALEXANDER’S CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Tennessee	62-0854056
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

P.O. Box 24300
3401 West End Avenue, Suite 260
Nashville, Tennessee	37203
(Address of Principal Executive Offices)	(Zip Code)

J. Alexander’s Corporation Amended and Restated 2004 Equity Incentive Plan

J. Alexander’s Corporation 2004 Equity Incentive Plan

J. Alexander’s Corporation 1994 Employee Stock Incentive Plan, as amended

J. Alexander’s Corporation 1999 Loan Program

Volunteer Capital Corporation 1985 Stock Option Plan

Volunteer Capital Corporation 1994 Employee Stock Incentive Plan

Volunteer Capital Corporation 1990 Stock Option Plan for Outside Directors

Winners Corporation 1985 Stock Option Plan

Winners Corporation 1982 Incentive Stock Option Plan

Winners Corporation 1982 Employee Stock Purchase Plan

(Full Titles of Plans)

R. Gregory Lewis

P.O. Box 24300

3401 West End Avenue, Suite 260

Nashville, Tennessee 37203

(Name and Address of Agent For Service)

(615) 269-1900

(Telephone Number, Including Area Code, of Agent For Service)

With Copies to:

F. Mitchell Walker, Jr.

Lori B. Morgan

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

(615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (each, a “Post-Effective Amendment,” and collectively, the “Post-Effective Amendments”), filed by J. Alexander’s Corporation, a Tennessee corporation (the “Company”), relate to the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of shares of common stock, par value $.05 per share (the “Shares”) offered under certain employee benefit and equity plans and agreements to remove from registration all Shares previously registered under the Registration Statements that have not been sold or otherwise issued as of the date of these Post Effective Amendments.

Registration No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares Registered

333-143062	May 17, 2007	J. Alexander’s Corporation Amended and Restated 2004 Equity Incentive Plan	300,000

333-124097	April 15, 2005	J. Alexander’s Corporation 2004 Equity Incentive Plan	370,000

333-40556	June 30, 2000	J. Alexander’s Corporation 1994 Employee Stock Incentive Plan, as amended	400,000

333-91431	November 22, 1999	J. Alexander’s Corporation 1999 Loan Program	400,000

333-49393	April 3, 1998	J. Alexander’s Corporation 1994 Employee Stock Incentive Plan	250,000

033-77478	April 7, 1994	Volunteer Capital Corporation 1985 Stock Option Plan	149,000

033-77476	April 7, 1994	Volunteer Capital Corporation 1994 Employee Stock Incentive Plan	350,000

033-39870	April 9, 1991	Volunteer Capital Corporation 1990 Stock Option Plan for Outside Directors	200,000

033-04483	April 1, 1986	Winners Corporation 1985 Stock Option Plan	200,000

002-78140	June 25, 1982	Winners Corporation 1982 Incentive Stock Option Plan	100,000

002-78139	June 25, 1982	Winners Corporation 1982 Employee Stock Purchase Plan	150,000

On July 30, 2012, the Company, entered into an Amended and Restated Agreement and Plan of Merger with Fidelity National Financial, Inc., a Delaware corporation (“Parent”), New Athena Merger Sub, Inc., a Tennessee corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”) and certain affiliates of Parent, which was amended on September 5, 2012 by the First Amendment to Amended and Restated Agreement and Plan of Merger (as amended, the “Merger Agreement”). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and an indirect, wholly owned subsidiary of Parent. The Merger is expected to occur on October 29, 2012.

Pursuant to the Merger Agreement and in anticipation of the pending Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, the Company is filing the Post-Effective Amendments to hereby terminate the effectiveness of the Registration Statements. The Company hereby removes from registration all securities that were previously registered under the Registration Statements and have not been sold or otherwise issued of as the date of the Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on October 26, 2012.

J. ALEXANDER’S CORPORATION

By:	/s/ R. Gregory Lewis
Name:	R. Gregory Lewis
Title:	Chief Financial Officer, Vice President of Finance and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Lonnie J. Stout II Lonnie J. Stout II	President and Chief Executive Officer (Principal Executive Officer)	October 26, 2012

/s/ R. Gregory Lewis R. Gregory Lewis	Chief Financial Officer, Vice President of Finance and Secretary (Principal Financial Officer)	October 26, 2012

/s/ Mark A. Parkey Mark A. Parkey	Vice President and Controller (Principal Accounting Officer)	October 26, 2012

/s/ Brent B. Bickett Brent B. Bickett	Director	October 26, 2012

/s/ E. Townes Duncan E. Townes Duncan	Director	October 26, 2012

/s/ Hazem Ouf Hazem Ouf	Director	October 26, 2012

/s/ Anthony J. Park Anthony J. Park	Director	October 26, 2012

/s/ Brenda B. Rector Brenda B. Rector	Director	October 26, 2012

/s/ Peter Sadowski Peter Sadowski	Director	October 26, 2012

/s/ George P. Scanlon George P. Scanlon	Director	October 26, 2012

/s/ Joseph N. Steakley Joseph N. Steakley	Director	October 26, 2012

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